Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 15, 2019, with respect to the financial statements of Trinity Merger Corp. incorporated by reference in the Registration Statement and related Prospectus of Broadmark Realty Capital Inc. for the registration of its common stock, preferred stock, depository shares representing preferred shares, debt securities, and warrants.

/s/ Ernst & Young LLP

Chicago, IL

December 2, 2020